Contact: Alliance Data
Julie Prozeller, Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon, Media
Alliance Data
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA PROVIDES PRIVATE LABEL
PERFORMANCE UPDATE FOR OCTOBER 2010

Dallas, TX, November 15, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today provided an update on its Private Label segment.

In conjunction with the release of the Company’s Master Trust Monthly Noteholder’s Statement, the Company is releasing similar metrics for the overall total managed portfolio. The Master Trust data represents a subset of the Company’s total managed portfolio, and the Company believes the information presented below provides a more complete view of the Private Label segment.

	For the month	For the ten
	ended	months ended
	October 31, 2010	October 31, 2010
	(dollars in thousands)
Average receivables	$4,892,202	$5,015,367
Year over year portfolio growth	13%	19%
Net charge-offs	$35,628	$372,426
Net charge-offs as a percentage of average receivables	8.7%	8.9%

	As of	As of
	October 31, 2010	October 31, 2009

	(dollars in thousands)
30 days + delinquencies — principal	$285,398	$271,117
Period ended receivables — principal	$4,748,235	$4,374,941
Delinquency rate	6.0%	6.2%

Fourth Quarter Outlook

The Company expects its fourth quarter 2010 net charge-off rate to be in the high 8 percent range, compared to a normalized net charge-off rate of approximately 9.5 percent in the same quarter last year. The net charge-off rate in the fourth quarter of 2009 benefitted from a change in bankruptcy recognition policy, which lowered reported net charge-offs. The fourth quarter 2010 net charge-off rate will increase on a sequential quarter basis due to typical seasonality associated with a retailer-based portfolio as well as a temporary impact from the charge-off of “loss bubbles” created from changes made during 2010 as a result of the CARD Act.

In addition, the Company expects its delinquency rate to fall from 6.1 percent at September 30, 2010 to below 6.0 percent by 2010 year-end.

The positive trends in both net charge-off and delinquency rates support the Company’s guidance of continued improvement in 2011, with expectations of a net charge-off rate averaging in the low 8 percent range.

About Alliance Data

Alliance Data (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.